Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 13, 2020 relating to the consolidated financial statements of Limoneira Company and the effectiveness of Limoneira Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Limoneira Company for the year ended October 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Los Angeles, California
June 9, 2020